Exhibit 99.1

DXC Technology to Sell U.S. State and Local Health and Human Services Business to Veritas Capital for $5.0 Billion

Places DXC’s market-leading U.S. State & Local Health Services business with a strong partner focused on government and healthcare technology

Ensures seamless and reliable support for customers’ mission-critical systems supporting health and human services programs

After-tax proceeds to be used to pay down DXC debt

Tysons, Va., March 10, 2020 – DXC Technology (NYSE: DXC) today announced that it has entered into a definitive agreement to sell its U.S. State and Local Health and Human Services (State & Local HHS) business to Veritas Capital, the leading investor in government and healthcare technology businesses, for $5.0 billion in cash. The sale is the initial outcome of a process announced by DXC in November 2019 to explore strategic alternatives for three of its non-core assets.

The transaction is expected to close no later than December 2020, subject to the satisfaction of customary closing conditions, including the receipt of certain third-party consents and regulatory approvals. The sale is not subject to any financing condition or shareholder approval.

The sale represents a transaction value of approximately 3.5 times trailing twelve-month sales of $1.4 billion, reflecting the strength of DXC’s market-leading state health business. The after-tax proceeds from this transaction are expected to be used to pay down debt, consistent with DXC’s policy of maintaining a strong balance sheet and an investment grade credit profile.

DXC Technology’s U.S. State and Local Health and Human Services business is an end-to-end provider of technology enabled, mission critical solutions that are fundamental to the administration and operations of health programs throughout the United States. Known for its reliable delivery of highly complex systems for public sector clients, the business facilitates performance efficiencies and improved outcomes for a wide range of stakeholders in the healthcare ecosystem.

“I’m pleased that we were able to identify such an outstanding home for our U.S. State and Local Health and Human Services business,” said Mike Salvino, DXC’s president and chief executive officer. “DXC has built a unique capability that currently serves 42 states and territories with an incredibly experienced and dedicated workforce.

“Throughout this process, we will continue to closely engage with all of our stakeholders to ensure that we meet our commitments and provide a seamless transition for our customers and our people,” Salvino concluded.

“DXC’s U.S. State and Local Health and Human Services business is a leading player in a highly complex market that continues to benefit from technological innovation,” said Ramzi Musallam, CEO and Managing Partner of Veritas Capital. “The intersection of government, technology and healthcare is a key focus area for Veritas. By combining the business’ talented employees with our extensive industry experience, we plan to build on the business’ unwavering commitment to its customers and leadership in mission critical healthcare technology to drive continued improvement in the quality of healthcare for citizens nationwide. We look forward to welcoming the business and its employees into the Veritas portfolio.”

Following the transaction close, DXC will retain its remaining healthcare practice, servicing customers across the healthcare continuum, including payers, providers and life sciences firms.

Conference Call

DXC Technology senior management will host a conference call and webcast today at 5:00 p.m. EDT. The dial-in number for domestic callers is +1-800-367-2403. Callers who reside outside of the United

States should dial +1-334-777-6978. The passcode for all participants is 3917789. The webcast audio will also be available on DXC Technology’s Investor Relations website. A replay of the conference call will be available from approximately two hours after the conclusion of the call until March 17, 2020. Replay numbers can be found at the following this link. The replay passcode is also 3917789. A transcript of the conference call will be posted on DXC Technology’s Investor Relations website.

For more information of DXC’s Health and Human Services business, go here.

About the Transaction

Guggenheim Securities and J.P. Morgan acted as financial advisors and Latham & Watkins LLP acted as legal advisor to DXC. Goldman, Sachs & Co. LLC acted as financial advisor and Schulte, Roth & Zabel acted as legal advisor to Veritas Capital.

About DXC Technology

DXC Technology (NYSE: DXC) helps global companies run their mission critical systems and operations while modernizing IT, optimizing data architectures, and ensuring security and scalability across public, private and hybrid clouds. With decades of driving innovation, the world’s largest companies trust DXC to deploy our enterprise technology stack to deliver new levels of performance, competitiveness and customer experiences. Learn more about the DXC story and our focus on people, customers and operational execution at www.dxc.technology.

About Veritas Capital

Veritas is a leading private investment firm that invests in companies that provide critical products and services, primarily technology and technology-enabled solutions, to government and commercial customers worldwide, including those operating in the healthcare, aerospace & defense, software, national security, communications, energy, government services and education industries. Veritas seeks to create value by strategically transforming the companies in which it invests through organic and inorganic means.

DXC Contact:

•	Richard Adamonis, Corporate Media Relations, +1-862-228-3481, radamonis@dxc.com

•	Shailesh Murali, M&A and Investor Relations, +1-703-245-9700, shailesh.murali@dxc.com

Veritas Contact:

•	Andrew Cole / Julie Rudnick, Sard Verbinnen & Co, 212-687-8080, VeritasCapital-SVC@SARDVERB.com

Cautionary Note Regarding Forward-looking Statements

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent DXC’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors many of which are outside DXC’s control. Many factors could cause actual results to differ materially from such forward-looking statements with respect to the transaction announced above, including risks relating to: the completion of the transaction on anticipated timing, including obtaining regulatory and third-party approvals; conditions in the credit markets; anticipated tax treatment for the proposed transaction; unforeseen liabilities; loss of revenues; the potential impact of announcement or consummation of the proposed transaction on relationships with third parties, including clients, employees and competitors; and the delay or business disruption caused by difficulties in separating the divested business from DXC’s remaining businesses. For a written description of the factors that could cause actual results of DXC’s business to differ materially from these forward-looking statements, see the section titled “Risk Factors” in the DXC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019, as updated in subsequent SEC filings including the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2019, which readers are urged to review in detail, as it contains important information regarding risks, uncertainties and other factors that could cause actual results to differ from the plans, expectations and other matters described in this press release. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. DXC disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise, except as required by law.